Exhibit 99.1

QUALSTAR REPORTS RESULTS FOR THE FOURTH QUARTER AND FULL YEAR ENDING DECEMBER 31, 2016

Qualstar reports its second consecutive quarter of positive cash flow - well positioned for future profitability.

Simi Valley, Calif., March 16, 2017 — Qualstar® Corporation (NASDAQ: QBAK), a manufacturer of data storage solutions and high-efficiency power supplies, today reported financial results for the fourth quarter and full year ended December 31, 2016.

Quarter Ended December 31, 2016 Financial Results

Revenues for the quarter ended December 31, 2016 were $2.2 million, compared with $2.6 million for the quarter ended December 31, 2015, a decrease of $0.4 million or 15.4%. Loss from operations for the quarter ended December 31, 2016 was consistent with the quarter ended December 31, 2015 at $0.4 million. Net loss per basic and diluted share for the quarter ended December 31, 2016 was $(0.20) and $(0.21) for the quarter ended December 31, 2015.

Data Storage segment revenues were $0.8 million for the quarter ended December 31, 2016, compared with $1.3 million for the same period last year, a decrease of $0.5 million or 38.5%, primarily due to pricing competition in the industry. Power supply segment revenues were $1.4 million for the quarter, compared with $1.3 million in the quarter ended December 31, 2015, an increase of $0.1 million, or 7.7%, due to timing of orders shipped to manufacturers.

Gross margin was 18.2% of revenues or $0.4 million for the quarter ended December 31, 2016, a significant decrease from the gross margin of 42.3% of revenues or $1.1 million for the quarter ended December 31, 2015. Gross margin for the quarter ended December 31, 2016 included a $0.5 million charge for slow moving and obsolete inventory. Without this provision, gross margin was 40.9% of revenues or $0.9 million. Operating expenses for the three months ended December 31, 2016 were $0.8 million or 36.4% of revenues, compared with $1.5 million, or 57.7% of revenues for the three months ended December 31, 2015.

Year Ended December 31, 2016 Financial Results

Qualstar reported revenues of $9.4 million for the year ended December 31, 2016, a decrease of 14.5% compared with $11.0 million for the year ended December 31, 2015. Net loss from operations for the year ended December 31, 2016 was $1.2 million or $(0.59) per basic and diluted share. This compares with a net loss for the year ended December 31, 2015 of $2.6 million, or $(1.29) per basic and diluted share.

Gross margin was 27.7% of revenues or $2.6 million for the year ended December 31, 2016, a slight decrease from the gross margin of 28.2% of revenues or $3.1 million for the year ended December 31, 2015. Gross margin for the year ended December 31, 2016 included a $1.0 million charge for slow moving and obsolete inventory. Without this provision, gross margin was 38.3% of revenues or $3.6 million. Operating expenses for the year ended December 31, 2016 were $3.8 million or 40.4% of revenues, compared with $5.7 million, or 51.8% of revenues for the year ended December 31, 2015.

Steven N. Bronson, Chief Executive Officer and President of Qualstar said, “We recognize that competition in the data storage industry has created pressure on maintaining our market share. However, investments we have made in our cost structure are beginning to emerge as we were able to keep our expenses in line with the decline in sales.”

Cash, cash equivalents and restricted cash was $3.8 million at December 31, 2016, a decrease of $0.2 million from December 31, 2015. The decrease in cash is attributed to operating activities.

“Cash flow continues to improve, as we see the benefits from our previous cost cutting measures”, stated Mr. Bronson. “Despite the market headwinds that continue to be quite challenging, I am very pleased with our progress and remain energized about Qualstar’s future,” Mr. Bronson continued. “Over the past year, we have taken a variety of actions to strengthen our core business and we continue to explore strategic options.”

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar is a leading provider of high efficiency and high density power supplies marketed under the N2Power™ brand, and of data storage systems marketed under the Qualstar™ brand. Our N2Power power supply products provide compact and efficient power conversion for a wide variety of industries and applications including, but not limited to, telecom, networking, broadcast, industrial, lighting, gaming and test equipment. Our Qualstar data storage products are used to provide highly scalable and reliable solutions to store and retrieve very large quantities of electronic data. Qualstar’s products are known throughout the world for high quality and Simply Reliable™ designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

Cautionary Statement Concerning Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason. In particular, the following factors, among others, could cause actual or future results to differ materially from those suggested by the forward-looking statements: Qualstar’s ability to successfully execute on its strategic plan and meet its long-term financial goals; Qualstar’s ability to successfully implement and recognize cost savings; Qualstar’s ability to develop and commercialize new products; industry and customer adoption and acceptance of Qualstar’s new products; Qualstar’s ability to increase sales of its products; the rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; adverse changes in market demand for Qualstar’s products; increased competition and pricing pressure on Qualstar’s products; and the risks related to actions of activist shareholders, including the amount of related costs.

For further information on these and other cautionary statements, please refer to the risk factors discussed in Qualstar’s filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar’s Annual Report on Form 10-K for the period ending December 31, 2016, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of such Form 10-K, and any subsequently filed reports. All of Qualstar’s filings are available without charge through the SEC’s website (www.sec.gov) or from Qualstar’s website (www.qualstar.com).

Contact Information:

Steven N. Bronson

Chief Executive Officer

Qualstar Corporation

805.583.7744 ext. 154

-Financial Tables to Follow-

QUALSTAR CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	Unaudited	Unaudited	Audited	Unaudited

Net revenues	$2,231	$2,607	$9,417	$10,978
Cost of goods sold	1,822	1,529	6,824	7,889
Gross profit	409	1,078	2,593	3,089
Operating expenses:
Engineering	140	353	990	1,360
Sales and marketing	296	544	1,229	1,938
General and administrative	393	591	1,587	2,399
Total operating expenses	829	1,488	3,806	5,697
Loss from operations	(420)	(410)	(1,213)	(2,608)
Other income	13	1	3	2
Loss before income taxes	(407)	(409)	(1,210)	(2,606)
Provision for income taxes	-	20	-	20
Net loss	$(407)	$(429)	$(1,210)	$(2,626)

Net loss per share:
Basic and Diluted	$(0.20)	$(0.21)	(0.59)	$(1.29)
Shares used to compute net loss per share:
Basic and Diluted	2,042	2,042	2,042	2,042

QUALSTAR CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$3,691	$3,863
Restricted cash	100	100
Accounts receivable, net	1,583	1,630
Inventories, net	1,360	2,444
Prepaid expenses and other current assets	166	219
Total current assets	6,900	8,256
Property and equipment, net	286	446
Other assets	77	25
Total assets	$7,263	$8,727

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$888	$756
Accrued payroll and related liabilities	222	332
Deferred service revenue	787	994
Other accrued liabilities	359	467
Total current liabilities	2,256	2,549

Other long-term liabilities	63	27
Deferred service revenue, long term	105	104
Total long term liabilities	168	131
Total liabilities	2,424	2,680

Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value; 5,000 shares authorized; no shares issued	—	—
Common stock, no par value; 50,000 shares authorized; 2,042 shares issued and outstanding as of December 31, 2016 and 2015, respectively	19,063	19,061
Accumulated deficit	(14,224)	(13,014)
Total shareholders’ equity	4,839	6,047
Total liabilities and shareholders’ equity	$7,263	$8,727

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